Exhibit 10.1

AGREEMENT

THIS AGREEMENT made and entered into this 26th day of June, 2006 by and between Radian Asset Assurance Inc., a corporation organized and existing under the laws of the state of New York (hereinafter referred to as the “Company”) and Stephen D. Cooke (hereinafter referred to as the “Executive”).

WHEREAS, the Executive is presently employed by the Company; and

WHEREAS, the Board of Directors of the Company (the “Board”) recognizes that the possibility of a Change of Control (as that term is defined in Section 1 hereof) of the Company exists and that such possibility, and the uncertainty and concerns it may raise among management, may result in the departure or distraction of key management personnel to the detriment of the Company; and

WHEREAS, the Board has determined that appropriate steps should be taken to reinforce and encourage the continued attention and dedication of key members of the Company’s management to their assigned duties without distraction in the face of potentially disturbing circumstances arising from the possibility of a change in control of the Company.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements hereinafter set forth and intending to be legally bound hereby, the parties hereto agree as follows:

1. Definitions. When used in this Agreement, the following terms shall have the specific meanings shown in this Section unless the context of any provision of this Agreement clearly requires otherwise:

(a) “Affiliate” and “Associate” shall have the respective meanings ascribed to such terms in Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

(b) “Beneficial Owner” of any securities shall mean:

(i) a Person or any of such Person’s Affiliates or Associates that, directly or indirectly, has the right to acquire such securities (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement, arrangement or understanding (whether or not in writing) or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise; provided, however, that a Person shall not be deemed the “Beneficial Owner” of securities tendered pursuant to a tender or exchange offer made by such Person or any of such Person’s Affiliates or Associates until such tendered securities are accepted for payment, purchase or exchange; or

(ii) a Person or any of such Person’s Affiliates or Associates that, directly or indirectly, has the right to vote or dispose of or has “beneficial ownership” of such securities (as determined pursuant to Rule 13d-3 of the General Rules and Regulations under the Exchange Act), including, without limitation, pursuant to any agreement, arrangement or understanding (whether or not in writing); provided, however, that a Person shall not be deemed the “Beneficial Owner” of any security under this subsection (ii) as a result of an oral or written agreement, arrangement or understanding to vote such security if such agreement, arrangement or understanding (A) arises solely from a revocable proxy given in response to a public proxy or consent solicitation made pursuant to, and in accordance with, the applicable provisions of the General Rules and Regulations under the Exchange Act, and (B) is not then reportable by such Person on Schedule 13D or 13G under the Exchange Act (or any comparable successor report).

(iii) where voting securities are beneficially owned, directly or indirectly, by any other Person (or any Affiliate or Associate thereof) with which such Person (or any of such Person’s Affiliates or Associates) has any agreement, arrangement or understanding (whether or not in writing) for the purpose of acquiring, holding, voting (except pursuant to a revocable proxy described in the proviso to subsection (ii) above) or disposing of any voting securities of the Company;

provided, however, that nothing in this subsection (b) shall cause a Person engaged in business as an underwriter of securities to be the “Beneficial Owner” of any securities acquired through such Person’s participation in good faith in a firm commitment underwriting until expiration of forty (40) days after the date of such acquisition.

(c) “Change of Control” shall be deemed to have taken place if any Person (except for the Executive or the Executive’s family, the Company, any employee benefit plan of the Company or of any Affiliate, or any Person or entity organized, appointed or established by the Company for or pursuant to the terms of any such employee benefit plan), together with all Affiliates and Associates of such Person, shall: (i) become the Beneficial Owner in the aggregate of more than fifty percent (50%) of the shares of the Company then outstanding and entitled to vote generally in the election of directors, or (ii) purchases all or substantially all of the assets of the Company.

(d) “Person” shall mean any individual, firm, corporation, partnership or other entity.

(e) “Subsidiary” shall have the meaning ascribed to such term in Rule 12b-2 of the General Rules and Regulations under the Exchange Act.

(f) “Termination Date” shall mean the date of receipt of the Notice of Termination described in Section 2 hereof or any later date specified therein, as the case may be.

(g) “Termination of Employment” shall mean the termination of the Executive’s actual employment relationship with the Company and its Affiliates. For the avoidance of doubt, if the Executive is employed by any of the Company’s Affiliates, no Termination of Employment shall be deemed to have occurred.

(h) “Qualifying Termination” shall mean the Termination of Employment within six (6) months prior to or within three (3) years after a Change of Control either:

(i) initiated by the Company for any reason other than (A) the Executive’s continuous illness, injury or incapacity for a period of twelve (12) consecutive months or (B) for “cause”, which shall mean misappropriation of funds, habitual insobriety, substance abuse, conviction of a crime involving moral turpitude, or gross negligence in the performance of duties, which gross negligence has had a material adverse effect on the business, operations, assets, properties or financial condition of the Company and its Subsidiaries taken as a whole or, where the Executive’s professional efforts are principally on behalf of a single Subsidiary of the Company, a material adverse effect on the business, operations, assets, properties or financial condition of such Subsidiary; or

(ii) initiated by the Executive upon or within six months of one or more of the following events if the Executive has given the Company notice of such event(s) and the Company has not cured such event(s) within thirty days of such notice:

(A) any failure of the Company to comply with and satisfy any of the conditions of this Agreement;

(B) any change resulting in a significant reduction by the Company of the authority, duties or responsibilities of the Executive;

(C) any removal by the Company of the Executive from the employment grade, compensation level or officer positions which the Executive holds as of the effective date hereof, except in connection with promotions to a higher office;

(D) the requirement that the Executive undertake business travel (or commuting in excess of fifty (50) miles each way) to an extent substantially greater than is reasonable and customary for the position the Executive holds; or

(E) any failure of the Company to obtain an agreement from any successor of the Company to perform this Agreement in accordance with Section 14 hereof.

2. Notice of Termination. Any Qualifying Termination shall be communicated by the Notice of Termination to the other party hereto given in accordance with Section 15 hereof. For purposes of this Agreement, a “Notice of Termination” means a written notice which (a) indicates the specific termination provision in this Agreement relied upon, (b) briefly summarizes the facts and circumstances deemed to provide a basis for termination of the Executive’s employment under the provision so indicated, and (c) if the Termination Date is other than the date of receipt of such notice, specifies the Termination Date (which date shall not be more than fifteen days after the giving of such notice).

3. Benefits Upon Change of Control and Qualifying Termination.

(a) In the event of a Change of Control, all stock options (“Options”) previously granted to the Executive, including, without limitation, under any Company stock option or equity compensation plan, which have not yet fully vested shall become fully vested, and all phantom equity rights and restricted stock (“Grants”) previously granted to the Executive, including, without limitation, under any Company equity compensation plan, which have not yet fully vested or become freely transferable shall become fully vested and freely transferable.

(b) In the event of a Qualifying Termination, the Company shall pay to the Executive, within fifteen days following the Termination Date, an amount in cash equal to two (2) times: (i) the Executive’s then current annual base compensation plus (ii) the bonus received by the Executive for the most recently ended fiscal year (annualized where applicable).

(c) In the event of a Qualifying Termination, the Company shall make an additional cash payment to the Executive equal to the amount by which the then current aggregate cost to the Company of providing life, disability, accident and health insurance plans (or substantially similar plans) to the Executive for a period of thirty-six (36) months following the Termination Date exceeds the then current aggregate amount of any premium or other amount, including deductible, payable generally by the Executive under such plans for such period of time.

4. Other Payments. The payments due under Section 3 hereof shall be in addition to and not in lieu of any payments or benefits due to the Executive under any other plan, policy or program of the Company except that no payments shall be due to the Executive under the Company’s then current severance pay plan for employees, if any.

5. Enforcement.

(a) In the event that the Company shall fail or refuse to make payment of any amounts due the Executive under Sections 3 and 4 hereof within the respective time periods provided therein, the Company shall pay to the Executive, in addition to the payment of any other sums provided in this Agreement, interest, compounded daily, on any amount remaining unpaid from the date payment is required under Sections 3 and 4, as appropriate, until paid to the Executive, at the rate from time to time announced by PNC Bank, or its successor, as its “prime rate” plus 2%, each change in such rate to take effect on the effective date of the change in such prime rate.

(b) It is the intent of the parties that the Executive shall not be required to incur any expenses associated with the enforcement of any rights of the Executive under this Agreement by arbitration, litigation or other legal action because the cost and expense thereof would substantially detract from the benefits intended to be extended to the Executive hereunder. Accordingly, the Company shall pay the Executive on demand the amount necessary to reimburse the Executive in full for all expenses (including attorney’s fees and legal expenses) incurred by the Executive in enforcing any of the obligations of the Company under this Agreement, but only for claims as to which the Executive prevails.

6. No Mitigation. The Executive shall not be required to mitigate the amount of any payment or benefit provided for in this Agreement by seeking other employment or otherwise, nor shall the amount of any payment or benefit provided for herein be reduced by any compensation earned by other employment or otherwise.

7. Non-Exclusivity of Rights. Nothing in this Agreement shall prevent or limit the Executive’s continuing or future participation in or rights under any benefit, bonus, incentive or other plan or program provided by the Company or any of its Subsidiaries or Affiliates and for which the Executive may qualify; provided, however, that with respect to a Qualifying Termination, the Executive hereby waives the Executive’s right to receive any payments under any severance pay plan or similar program applicable to other employees of the Company, and agrees to accept the payment provided in Section 3 hereof in lieu of any other severance pay plan or similar program.

8. No Set-Off. The Company’s obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any circumstances, including, without limitation, any set-off, counterclaim, recoupment, defense or other right which the Company may have against the Executive or others.

9. Consulting Services. In the event of a Qualifying Termination, the Executive shall make himself available to perform consulting services (the “Consulting Services”) with respect to the business conducted by the Company and its Subsidiaries for a period of twelve (12) months following the Termination Date. The Consulting Services shall be related to such matters as the Chief Executive Officer of the Company or the Board may designate from time to time. The Executive shall not be obligated to devote more than twenty (20) hours per month to the Consulting Services and shall use the Executive’s best efforts and skills in the performance of the Consulting Services. The Company shall reimburse the Executive for the Executive’s travel and other reasonable expenses incurred in connection with the performance of the Consulting Services. Notwithstanding the foregoing, the Executive shall not be required to perform the Consulting Services that materially impair the Executive’s ability to perform the Executive’s responsibilities in any subsequent full-time employment.

10. Confidential Information and Non-Solicitation.

(a) For purposes of this Agreement, the Executive acknowledges and agrees that the terms “Confidential Information” and “Trade Secrets” shall mean information that the Company or any of its Subsidiaries, parents or Affiliates owns or possesses, that it has developed at significant expense and effort, that it uses or is potentially useful in its business, that it treats as proprietary, private or confidential, and that is not generally known to the public. The Executive further acknowledges that the Executive’s relationship with the Company is one of confidence and trust such that the Executive has in the past been, and may in the future be, privy to Confidential Information and Trade Secrets of the Company or any of its Subsidiaries, parents or Affiliates.

(b) The Executive covenants and agrees that during the term of the Executive’s employment by the Company and at all times thereafter the Executive shall keep all Confidential Information and Trade Secrets strictly confidential and that the Executive shall safeguard the Confidential Information and Trade Secrets from exposure to, or appropriation by unauthorized Persons, and that the Executive shall not, without the prior written consent of the Company, divulge, reveal, report, publish, transfer or use, for any purpose whatsoever, such Confidential Information and Trade Secrets, except as required by applicable law.

(c) The Executive covenants and agrees that during the term of the Executive’s employment by the Company and for a period of one year following the Termination Date, the Executive shall not, directly or indirectly, for the benefit of any Person, hire, solicit, aid in solicitation of, induce, encourage or in any way cause any employee of the Company or any of its Subsidiaries, parents or Affiliates to leave the employ of the Company or such Subsidiary, parents or Affiliates, as the case may be.

(d) The Executive acknowledges and agrees that the Company’s business is highly competitive, and that the restrictions contained in this Section 10 are reasonable and necessary to protect the Company’s legitimate business interests.

(e) The parties to this Agreement acknowledge and agree that any breach by the Executive of any of the covenants or agreements contained in this Section 10 will result in irreparable injury to the Company for which money damages could not adequately compensate the Company and, therefore, in the event of any such breach, the Company shall be entitled (in addition to any other rights and remedies which it may have at law or in equity) to have an injunction, without posting a bond, issued by any competent court enjoining and restraining the Executive and any other Person involved therein from continuing such breach. The existence of any claim or cause of action which the

Executive may have against the Company or any other Person (other than a claim for the Company’s breach of this Agreement for failure to make payments hereunder) shall not constitute a defense or bar to the enforcement of such covenants.

(f) If any portion of the covenants or agreements contained in this Section 10, or the application hereof, is construed to be invalid or unenforceable, the other portions of such covenant(s) or agreement(s) or the application thereof shall not be affected and shall be given full force and effect without regard to the invalid or unenforceable portions to the fullest extent possible. If any covenant or agreement in this Section 10 is held to be unenforceable because of the duration thereof or the scope thereof, then the court making such determination shall have the power to reduce the duration and limit the scope thereof, and the covenant or agreement shall then be enforceable in its reduced form.

11. Taxes. Any payment required under this Agreement shall be subject to all requirements of law with regard to the withholding of taxes, filing, making of reports and the like, and the Company shall use its best efforts to satisfy promptly all such requirements.

12. Adjustment for Taxes. In the event that either the Company’s independent public accountants or the Internal Revenue Service determine that any payment, coverage, benefit or benefit acceleration provided to the Executive, whether specifically provided for in this Agreement or otherwise, is subject to the excise tax imposed by Section 4999 (or any successor provision) (“Section 4999”) of the Internal Revenue Code of 1986, as amended (the “Code”), the Company, within thirty (30) days thereafter, shall pay to the Executive, in addition to any other payment, coverage or benefit due and owing hereunder, an amount determined by multiplying the rate of excise tax then imposed by Section 4999 by the amount of the “excess parachute payment” (as defined in Section 280G of the Code) received by the Executive (determined without regard to any payments made to the Executive pursuant to this paragraph) and dividing the product so obtained by the amount obtained by subtracting the aggregate local, state and Federal income tax rate applicable to the receipt by the Executive of the “excess parachute payment” (taking into account the deductibility for Federal income tax purposes of the payment of state and local income taxes thereon) from the amount obtained by subtracting from 1.00 the rate of excise tax then imposed by Section 4999, it being the Company’s intention that the Executive’s net after tax position be identical to that which the Executive would have obtained had Sections 280G and 4999 not been a part of the Code, provided, however, that the Company may reduce by up to five percent (5%) in the aggregate the amount of payments and benefits provided under this Agreement, but solely to the extent that such reduction will eliminate such excise tax liability.

13. Term of Agreement. The term of this Agreement shall be for three (3) years from the date hereof and shall be automatically renewed for successive one-year periods unless the Company notifies the Executive in writing that this Agreement will not be renewed at least sixty (60) days prior to the end of the current term; provided, however, that (a) from and after a Change of Control during the term of this Agreement, this Agreement shall remain in effect until all of the obligations of the parties hereunder are satisfied or have expired, and (b) this Agreement shall terminate if, prior to the Change of Control, the employment of the Executive with the Company or any of its Subsidiaries, as the case may be, shall terminate for any reason, or if the Executive shall cease to be the Executive, provided, however, that this Agreement shall remain in effect until all obligations of the parties are satisfied or have expired if any such termination of this Agreement or of the Executive’s employment occurs within six (6) months prior to a Change of Control.

14. Successor Company. The Company shall require the Person who acquires control of the Company, by agreement in form and substance reasonably satisfactory to the Executive, to acknowledge expressly that this Agreement is binding upon and enforceable against the Company in accordance with the terms hereof, and to become jointly and severally obligated with the Company to perform this Agreement in the same manner and to the same extent that the Company would be required to perform if no such succession or successions had taken place. Failure of the Company to obtain such agreement prior to the effectiveness of any such succession shall be a breach of this Agreement. As used in this Agreement, the Company shall mean the Company as hereinbefore defined and any successor or successors to its business or assets, jointly and severally.

15. Notice. All notices and other communications required or permitted hereunder or necessary or convenient herewith shall be in writing and shall be delivered personally or mailed by registered or certified mail, return receipt requested, or by overnight express courier service, as follows:

If to the Company, to:

Radian Group Inc.

1601 Market Street

Philadelphia, PA 19103

Attention: Corporate Secretary

If to the Executive, to:

Stephen Cooke

Radian Asset Assurance Inc.

335 Madison Avenue

New York, NY 10017

or to such other names or addresses as the Company or the Executive, as the case may be, shall designate by notice to the other party hereto in the manner specified in this Section 15; provided, however, that if no such notice is given by the Company following a Change of Control, notice at the last address of the Company or to any successor pursuant to Section 14 hereof shall be deemed sufficient for the purposes hereof. Any such notice shall be deemed delivered and effective when received in the case of personal delivery; five days after deposit, postage prepaid, with the U.S. Postal Service in the case of registered or certified mail; or on the next business day in the case of an overnight express courier service.

16. Governing Law. This Agreement shall be governed by and construed by and interpreted under the laws of the State of New York without giving effect to any conflict of laws provisions.

17. Contents of Agreements, Amendment and Assignment.

(a) This Agreement supersedes all prior agreements and sets forth the entire understanding between the parties hereto with respect to the subject matter hereof and cannot be changed, modified, extended or terminated except upon written amendment executed by the Executive and approved by the Board and executed on the Company’s behalf by a duly authorized officer. The provisions of this Agreement may provide for payments to the Executive under certain compensation or bonus plans under circumstances where such plans would not provide for the payment thereof. It is the specific intention of the parties that the provisions of this Agreement shall supersede any provisions to the contrary in such plans, and such plans shall be deemed to have been amended to correspond with this Agreement without any further action by the Company or the Board.

(b) Nothing in this Agreement shall be construed as giving the Executive any right to be retained in the employ of the Company.

(c) All of the terms and provisions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective heirs, representatives, successors and assigns of the parties hereto, except that the duties and responsibilities of the Executive hereunder shall not be assignable in whole or in part by the Executive or the Company, except to the extent provided in Section 14 hereof.

18. Severability. If any provision of this Agreement or application thereof to anyone or under any circumstances shall be determined to be invalid or unenforceable, such invalidity or unenforceability shall not affect any other provisions or applications of this Agreement which can be given effect without the invalid or unenforceable provision or application.

19. Remedies Cumulative; No Waiver. No right conferred upon the Executive by this Agreement is intended to be exclusive of any other right or remedy, and each and every such right or remedy shall be cumulative and shall be in addition to any other right or remedy given hereunder or now or hereafter existing at law or in equity. No delay or omission by the Executive in exercising any right, remedy or power hereunder or existing at law or in equity shall be construed as a waiver thereof, including, without limitation, any delay by the Executive in delivering the Notice of Termination pursuant to Section 2 hereof after an event has occurred which would, if the Executive had resigned, have constituted the Qualifying Termination pursuant to this Agreement.

20. Miscellaneous.

(a) All section headings are for convenience only.

(b) This Agreement may be executed in several counterparts, each of which is an original. It shall not be necessary in making proof of this Agreement or any counterpart hereof to produce or account for any of the other counterparts.

(c) Notwithstanding anything to the contrary herein, if any of the payments to be made to the Executive under this Agreement constitute “nonqualified deferred compensation” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and if Executive is a “specified employee” as defined in Section 409A(a)(2)(B)(i) of the Code, the commencement of the delivery of any such payments will be delayed to the date that is 6 months after the Executive’s date of termination.

21. Other Agreements. By entering into this Agreement, the parties agree that: (i) any payment made hereunder shall be offset against any payments due under any other agreements or understandings regarding the Executive in connection with a change of control of Radian Group Inc., and (ii) this Agreement supersedes and renders null and void any other agreements or understandings regarding the Executive in connection with a change of control of the Company.

IN WITNESS WHEREOF, the undersigned, intending to be legally bound, have executed this Agreement as of the date first above written.

Radian Asset Assurance Inc.

By:	/s/ David J. Beidler
David J. Beidler, Executive Vice President

/s/ Stephen D. Cooke
Stephen D. Cooke